EXHIBIT 99.1


HOTEL RESERVATIONS NETWORK COMPLETES ACQUISITION OF TRAVELNOW.COM

         DALLAS, Feb. 16 /PRNewswire/ --

         Hotel Reservations Network, Inc. (HRN) (Nasdaq: ROOM) today completed its previously announced merger with TravelNow.com Inc. (Nasdaq: TNOW). TravelNow is now a wholly owned subsidiary of HRN.
         HRN last week announced the successful completion of a tender offer, with TravelNow stockholders tendering 9,585,965 shares of TravelNow common stock, which represented approximately 87.45% of TravelNow common stock on a fully-diluted basis. Upon completion of the tender offer, HRN owned approximately 97.33% of the outstanding shares of TravelNow on a fully-diluted basis. The net cost of the acquisition was approximately $47.4 million.
         In the merger, non-tendering holders of TravelNow common stock will receive the same $4.16 per share in cash as paid to tendering holders in the tender offer. Instructions regarding the payment of the merger price will be mailed to all former TravelNow common stockholders.

         About Hotel Reservations Network
         Hotel Reservations Network, Inc. is the Internet's #1 provider of discount hotel accommodations and supplier of room availability during sold out periods. In addition, HRN provides travelers with access to vacation rentals, including vacation timeshare properties, condominiums and other managed vacation properties. HRN supplies travelers with an easy-to-use, one-stop source for the guaranteed lowest hotel rates and vacation rentals through its Websites, HTTP://WWW.HOTELDISCOUNT.COM, HTTP://WWW.180096HOTEL.COM and
HTTP://WWW.CONDOSAVER.COM, over 4,200 affiliate Websites, and HRN's 24x7 toll-free call center (1-800-96-HOTEL). HRN provides hotel accommodations at over 2,600 hotels in more than 103 major markets in North America, the Caribbean, Western Europe and Asia and vacation rentals at approximately 113 properties in 17 markets in North America and the Caribbean. For more information about HRN, visit HRN's websites at HTTP://WWW.HOTELDISCOUNT.COM and HTTP://WWW/180096HOTEL.COM. Located in Dallas, Texas, HRN is a majority-owned subsidiary of USA Networks, Inc.'s (Nasdaq: USAI) Information and Services Unit.

SOURCE   Hotel Reservations Network, Inc.

Web site:  HTTP://WWW.HOTELDISCOUNT.COM
HTTP://WWW.180096HOTEL.COM  HTTP://WWW.CONDOSAVER.COM

CONTACT: Media Relations - Lois Fuhr of Fuhr & Associates, 425-788-7878, LFUHR@FUHRASSOC.COM, for Hotel Reservations Network, Inc.; or Investors - Mel Robinson of Hotel Reservations Network, 214-361-7311, ext. 1034, MROBINSON@HOTELDISCOUNT.COM; or Michael Smargiassi of Brainerd Communicators, 212-986-6667, SMARG@BRAINCOMM.COM, for Hotel Reservations Network, Inc.


                                      -4-